EXHIBIT 23.1

PLS CPA, A Professional Corp.
t 4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111 t
t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 433-2979
t E-MAIL changgpark@plscpas.comt

November 21, 2012

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-11/A Amendment No. 11 of our report dated March 22, 2011 relating to the financial statements as of January 31, 2011 of HOMEOWNUSA, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement

Very truly yours,

/s/ PLS CPA
____________________________
PLS CPA, A Professional Corp.
San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board